Exhibit 10.1

INVESTOR RELATIONS CONSULTING AGREEMENT

This Investor Relations Consulting Agreement for Investor Relations Services (this “Agreement”) is entered into as of February 2, 2012, by and between Coates International Ltd. (the “Company”), and ATG Inc (“IR Consultant”).

Conditions.  This Agreement will not take effect, and IR Consultant will have no obligation to provide any service whatsoever, unless and until Company returns a signed copy of this Agreement to IR Consultant (either by email or facsimile copy).  Company shall be truthful with IR Consultant in regard to any relevant material regarding Company, verbally or otherwise, or this entire Agreement will terminate and all monies paid shall be forfeited without further notice.

Company Initials: /s/ G.J.C.

Upon execution of this Agreement, Company agrees to cooperate with IR Consultant in carrying out the purposes of this Agreement, keep IR Consultant informed of any developments of importance pertaining to Company’s business and abide by this Agreement in its entirety.

Retention.  The Company hereby retains the IR Consultant during the Consulting Period (as defined in Section 2 below), and IR Consultant hereby agrees to be so retained by the Company and to provide the Services to the Company, all upon to the terms,  provisions and conditions set forth in  this Agreement.

Consulting Period.  The period of the engagement of the IR Consultant hereunder shall commence on February 6, 2012 and terminate on August 5, 2012.

Duties of IR Consultant.  During the Consulting Period, the IR Consultant shall be retained by Company as its Investors Relations Consulting firm to perform the following services for Company:

3.1
General Optional Financial Media Relations Menu Services. Strategic Planning and Partnering Licensing Agreements and Marketing Promotions of the featured company. (ii) Review and rewrite [if necessary] of Company issued press releases, provided, however, that Company must agree with and approve all changes prior to release. (iii) Assistance in distribution of company news as appropriate and in concert with milestones and newsworthy events [DOW, BLOOMBERG, REUTERS, ET. AL]. (iv) Distribute Company news and relevant information to market makers, financial media, selected Internet stock pages/threads and OTC analyst community (with Radio Show).

3.2
News Print Dissemination. All newsworthy items and press releases shall be delivered to fifty-five individuals associated with newspapers, magazines and other printed material. (ii) IR Consultant possesses valued relationships with major newspapers, magazines and other forms of printed advantages. (iii) Your newsworthy events or products and services, depending on uniqueness, are provided to these groups. (iv) Provide general financial public relations support to Company

3.3
Retail Support. Facilitate introductions to criteria-specific Broker-Dealers. (ii) Facilitate introductions to criteria-specific Market Makers. (iii) Participate in Company due diligence presentation(s) to Broker-Dealers and Market Makers

3.4
Audio Webcast Services (Internet Only) Feature Company in monthly Internet Chat Webcasts. (ii) Pre-announce all Webcasts and Video Feature on company to Broker-Dealer, Market-Maker Database and Opt-In database. (iii) Archiving of Webcasts and interviews to Company Website. (iv) Announce interviews on all OTC and Small/Micro Cap News and Message servers [press releases NOT included]. (v) Conversion of all Webcasts and Video Features on company and interviews to .wav,.mpg or applicable format

3.5
Shareholder Communique Production Write, edit and graphically produce, bind and in-house printing of 4-color ‘Shareholder Communiqué’. (ii) Conversion of ‘Shareholder Communiqué’ to .pdf format [Adobe Acrobat] (iii) Archive ‘Shareholder Communiqué’ on Company Website.

3.6
Advice and Counsel.  IR Consultant shall provide advice and counsel regarding Company’s strategic business and financial plans, strategy and negotiations with potential lenders/investors, joint venture, corporate partners and others involving financial and financially-related transactions.

3.7
Introductions to the Investment Community.  IR Consultant has a familiarity or association with numerous broker/dealers and investment professionals across the country and shall enable contact between Company and/or Company’s affiliate to facilitate business transactions among them. (ii) IR Consultant shall use its contacts in the brokerage community to assist Company in establishing relationships with private equity capital sources (venture capital, etc.) and securities dealers while providing the most recent information about Company to interested securities dealers on a regular and continuous basis.  (iii) IR Consultant understands that this is in keeping with Company's business objectives and plan to market Company's business or project to the investment community.

3.8
Company and/or Company's Affiliate Transaction Due Diligence.  IR Consultant will participate and assist Company in the due diligence process on all proposed financial transactions affecting Company of which IR Consultant is notified in writing in advance, including conducting investigation of and providing advice on the financial, valuation and stock price implications of the proposed transaction(s).

3.9
Additional Duties.  Company and IR Consultant shall mutually agree upon any additional duties that IR Consultant may provide for compensation paid or payable by Company under this Agreement.  Although there is no requirement to do so, such additional agreement(s) may be attached hereto and made a part hereof by written amendments to be listed as "Exhibits" beginning with "Exhibit A" and initialed by both parties.

3.10
IR Consultant represents and warrants that it will, at all times, perform all of its duties and responsibilities hereunder in compliance with all applicable securities laws, rules and regulations of all foreign, federal, state and local governments and/or municipalities having jurisdiction, as well as those of the United State Securities and Exchange Commission and the U.S. Financial Industry Regulatory Authority (FINRA).

The Company may engage such other consultants, investment bankers or other advisers with respect to the activities set forth in the immediately preceding sentence as the Company shall deem appropriate in its sole and absolute discretion, and IR Consultant shall not be entitled to any fees or commissions arising out of the activities of such other consultants, investment bankers or other advisors, unless IR Consultant provides Services with respect to such activities. The IR Consultant shall not legally bind the Company in any manner or to any transaction and the IR Consultant shall not represent to any person or entity that the IR Consultant has the authority to do so.

Compensation.  In consideration for IR Consultant entering into this Agreement and the Services provided hereunder, the Company shall compensate IR Consultant as follows:

Fees and Benefits:

Monthly Fee/Installment. Company agrees to pay a monthly fee of $50,000 USD for IR Consultant’s services under this Agreement. The monthly fee is due & payable upon the inception of this Agreement & every consecutive 30th day for the following 5 consecutive months within the Consulting Period of this Agreement. The 6 monthly installments, including the non-refundable retainer discussed hereinafter, total in amount to $300,000 USD. The IR Consultant shall have no obligation to provide services to the Company until the monthly fee is paid in full each month. Aside from the first month of services, the monthly fee is earned as services are provided.  IR Consultant will be responsible for all of its own costs and expenses incurred in connection with providing services under this Agreement and agrees not to seek any reimbursement therefor from the Company.

Non-Refundable Retainer.  The Company agrees to pay IR Consultant a non-refundable retainer in the amount of $50,000 US Dollars and applicable to IR Consultant’s services described in this Agreement. This shall constitute the first payment towards the total compensation under this Agreement of $300,000. This non-refundable retainer agreement is effective until the completion of those services. The non-refundable retainer is due and payable upon inception of this Agreement. IR Consultant shall have no obligation to provide services to company until the non-refundable retainer is paid in full. The non-refundable retainer is earned in full by IR Consultant upon payment.

 Cancellation: This Agreement may be cancelled or terminated by either party without penalty, upon thirty (30) days prior written notice. In the event the Agreement is cancelled or terminated by either party, the IR Consultant is required to continue providing the services identified in this agreement for the remaining thirty (30) days until the cancellation or termination is effective and the Company is required to pay the monthly fee due for the remaining thirty (30) days until the  cancellation or termination is effective.

Interest Charges and Penalties for Late Payment. If any payment on monthly fees or kill fee is not paid when due, interest will be charged on the principle balance. Interest will be calculated by multiplying the unpaid balance by the periodic rate of 1% per month (ONE PERCENT [1%] ANNUAL PERCENTAGE RATE). The unpaid balance will bear interest until paid.

Upon the completion of the Consulting Period, IR Consultant hereby agrees to grant the Company priority extensions of retained services for renegotiated terms. The Company will have priority for services over any company the IR Consultant is not already in agreement for services with.

Notice.  Any notice or other communication required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid, or by national overnight delivery prepaid service to the parties at their addresses set forth below.  If sent by certified mail the notice or communication shall be effective ten (10) business days after mailing and if sent by overnight delivery it shall be effective on the business day following the day sent. Any party hereto may at any time and from time to time hereafter change the address to which notice shall be sent hereunder by notice to the other party given under this paragraph.  The addresses of the parties are as follows:

TO CONSULTANT: ATG Inc 2220 Otay Lakes Road Suite 302 #75 Chula Vista, California 91915 Attn: Amanda Flores Telephone: 253.254.5524 Facsimile: 949.861.9755

TO THE COMPANY: Coates Internatiol, Ltd. Highway 34 & Ridgewood Road Wall Township, NJ 07719 Attn: George Coates Telephone: 732.449.7717 Facsimile:

Waiver.  No course of dealing nor any delay on the part of either party in exercising any rights hereunder will operate as a waiver of any rights of such party.  No waiver of any default or breach of this Agreement or application of any term, covenant or provision hereof shall be deemed a continuing waiver or a waiver of any other breach or default or the waiver of any other application of any term, covenant or provision.

Definition of  “Reasonable and Best Efforts.”  Reasonable and best efforts shall not include the payment of any non-reimbursable out-of-pocket costs or other payments by IR Consultant.  IR Consultant shall not guarantee, make any representation concerning (which representation would survive the closing of any escrow or other transaction) or warrant (i) the validity or authorization of any capital stock purchased, sold by, or otherwise considered for purchase or sale by the Company; (ii) the market value of any capital stock, business or assets purchased or sold by, or otherwise considered for purchase or sale by the Company; (iii) the covenants, representations or warranties of any party to any stock purchase, asset purchase, merger or other agreement entered into by the Company with any third party. The IR Consultant acknowledges and agrees that the Company makes no representation that the Company will engage in any transaction for which the IR Consultant has provided Services and the decision to enter into any transaction shall be made by the Company in its sole and absolute discretion.

Non-Guarantee.  IR Consultant promises to exercise best efforts in its duties and responsibilities in its entirety and makes no guarantee it will be successful in any claims made to the Company either verbally and pursuant to any results and claims stipulated in this Agreement. Any comments made regarding potential time frames and anything that pertains to the outcome of Company’s requests is expressions of opinion only. Company acknowledges and agrees it is not required to make exclusive use of IR Consultant for any services IR Consultant holds no exclusive rights to the Company’s project. Notwithstanding the foregoing, IR Consultant shall not unduly cause a delay in the performance of its services under this Agreement.

Survival of Terms.  Notwithstanding the termination of this Agreement for whatever reason, the provisions hereof shall survive such termination, unless the context requires otherwise.

Confidentiality.  The IR Consultant acknowledges that  in the course of performing the Services the IR Consultant may obtain knowledge of confidential and proprietary information of the Company and other non-public information and trade secrets of the Company (collectively, the “Confidential Information”).  The IR Consultant shall not disclose any such Confidential Information to any third party without the prior written consent of the Company and shall only use the Confidential Information in the performance of the Services hereunder to the extent, and only to the extent, required. The IR Consultant acknowledges that the unauthorized disclosure of any Confidential Information will cause the Company irreparable harm from which the monetary damages would not be an adequate remedy.  The IR Consultant agrees that the Company shall be entitled to obtain injunctive relief, specific performance and other equitable relief with respect to any breach or threatened breach of the confidentiality obligations of the IR Consultant, without being required to post a bond or other security or to establish irreparable harm. The remedies specified in this Section 11, shall be in addition to all other remedies that may be available to the Company at law or otherwise. Notwithstanding the foregoing, subject to providing the Company with prior written notice of any intended disclosure of Confidential Information, the IR Consultant my disclose Confidential Information pursuant to applicable law or subpoena. IR Consultant hereby acknowledges that it is familiar with and understands the provisions of Regulation FD promulgated by the United States Securities and Exchange Commission and agrees to comply with this Regulation at all times when disseminating any information about the Company.

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  Any signature by facsimile shall be valid and binding as if an original signature was delivered.

Captions.  The caption headings in this Agreement are for convenience of reference only and are not intended and shall not be construed as having any substantive effect.

Governing Law.  This Agreement shall be governed, interpreted and construed in accordance with the laws of the state of California applicable to agreements entered into and to be performed entirely therein.

Arbitration.  Any controversy, claim, or counterclaim arising from this Agreement shall be submitted to and decided by final and binding arbitration by a single arbitrator administered in San Diego, California by the American Arbitration Association under its commercial rules.

The prevailing party in such dispute shall be entitled to recover from the other party all reasonable costs and fees of enforcing any right of the prevailing party including, without limitation, any American Arbitration Association administration fee, the arbitrator’s fee, costs for the use of facilities during the hearings, expert fees, accountant’s fees and expenses, and attorneys’ fees and expenses. The arbitrator shall decide if such costs and fees are awarded to the prevailing party.

Within 15 days after the commencement of any arbitration, the parties to the dispute shall each select names from a list of retired judges of the California Superior Court, or any higher California court, provided by the American Arbitration Association, and list such proposed arbitrators in order of preference, and submit such list to the American Arbitration Association, which shall then appoint one arbitrator based on such submissions. The arbitrator shall have the discretion to order a prehearing exchange of information by the parties, including without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, and examination by deposition of the parties.

The arbitration shall generally be administered in accordance with the American Arbitration Association’s Commercial Arbitration Rules. The provisions of Sections 1282.6, 1283, and 1283.05 of the California Code of Civil Procedure apply to the arbitration.  The arbitrator shall have the authority to award any remedy or relief that a court of the State of California could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The arbitrator, however, will have no authority to award punitive damages, and each party hereby irrevocably waives any right to recover such damages with respect to any issue resolved by arbitration, and the arbitrator may not, in any event, either make any ruling, finding or award that does not conform to the terms and conditions of this Agreement, or alter, amend, modify or change any of the terms of this Agreement. The arbitrator’s decision shall be rendered within 30 days after the conclusion of the arbitration hearing, and the arbitrator shall make findings of fact and shall set forth the reasons and legal bases for the decision.  Such arbitrator’s decision shall be final and binding on the parties and shall not be subject to judicial review, and a judgment upon the decision rendered may be entered in any court having jurisdiction thereof.

THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE RESOLVED BY BINDING ARBITRATION AS PROVIDED HEREIN.

Attorneys’ Fees, Costs and Expenses.  In any action, litigation or proceeding (including mediation and/or arbitration or to enforce an arbitration award hereunder ) between the parties arising out of  the  in relation to this Agreement ( subject to the mandatory arbitration provisions of Section 15 hereof), the prevailing party in such action shall be awarded, in addition to any damages, injunctions or other relief, and without regard to whether or not such matter be prosecuted to final judgment, such party’s costs and expenses, including, but not limited to, all related costs and actual attorneys’, accountants’ and experts’ fees incurred in bringing such action, litigation or proceeding and/or enforcing any judgment or order granted therein, all of which shall be deemed to have accrued upon the commencement of such action, litigation or proceeding. To the extent permitted by applicable law, any judgment or order entered in such action, litigation or proceeding shall contain a specific provision providing for the recovery of actual attorneys’ fees and costs incurred in enforcing such judgment. If the judgment or order should fail to contain such a provision, the prevailing party shall have the right to initiate further action to recover its actual attorneys’ fees incurred in enforcing such judgment or order, which right shall survive the entry of judgment or order in the initial action, litigation or proceeding. For the purpose of this Section 16, actual attorneys’ fees shall also include, without limitation, fees incurred in the following:  (i) post-judgment motions; (ii) contempt proceedings; (iii) discovery, and (iv) any post-judgment proceedings, including appeals, and collection and enforcement actions.  Wherever in this Agreement the phrase “Attorneys’ Fees” or “Actual Attorneys’ Fees” is used, each of such phrases shall mean the full and actual cost of any legal services actually performed in connection with the matter for which such fees are sought, calculated on the basis of the usual fees charged by the attorneys performing such services, and such fees shall not be limited to “reasonable attorneys’ fees” as that term may be defined by statutory or decisional cause authority.

Limitation of Liability; Indemnification. IR Consultant shall not be liable to Company for any loss incurred in the performance of his/her Services hereunder unless caused by IR Consultant’s intentional misconduct or gross negligence. Company agrees, at its sole defense, to indemnify and defend IR Consultant from and against any damages, claims or suits by third parties against IR Consultant arising from the performance of IR Consultant’s Services hereunder unless caused by IR Consultant’s intentional misconduct or gross negligence. Company shall have no liability hereunder for false or verbal or written misleading statements or information disseminated by IR Consultant, its employees, representatives, agents, affiliates or other business partners or related parties that was not directly obtained from information provided by the Company.

Entire Agreement/Modifications.  This Agreement constitutes the entire agreement between the parties and supersedes all prior understandings and agreements, whether oral or written, regarding IR Consultant’s retention by the Company; provided, however, that all fees previously earned and/or paid to IR Consultant under prior agreements shall be deemed earned, and shall be in addition to any fees payable hereunder.  This Agreement shall not be altered, amended, waived or modified except in writing, duly executed by each of the parties hereto.

Warranty.  The Company and IR Consultant each hereby represent and warrant to the other that it is free to enter into this Agreement, that the parties signing below are duly authorized and directed to execute this Agreement, and that this Agreement is its legal, valid, binding obligation, enforceable against such party in accordance with its terms.

Severability.  If any term, covenant or provision, or any part thereof, is found by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the same shall not affect the remainder of such term, covenant or provision, any other terms, covenants or provisions or any subsequent application of such term, covenant or provision which shall be given the maximum effect possible without regard to the invalid, illegal or unenforceable term, covenant or provision, or portion thereof.  In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as part of this Agreement a term, covenant or provision as similar in terms to such invalid, illegal or unenforceable term, covenant of provision, or part thereof, as may be possible and be valid, legal and enforceable.

IN WITNESS HEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

Coates International, Ltd.	ATG Inc

By: /s/ George J. Coates	By: /s/Amanda Flores
George J. Coates	Name: Amanda Flores
President and Chief Executive Officer	Title: President